Exhibit 99.1

J. Alexander’s Corporation Reports Results for First Quarter of 2010 Fiscal Year

NASHVILLE, Tenn.--(BUSINESS WIRE)--May 3, 2010--J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the first quarter ended April 4, 2010.

A summary of the first quarter of 2010 compared to the first quarter of 2009, which ended on March 29, 2009, follows:

  Net sales increased 1.7% to $38,725,000 from $38,065,000.
  Average weekly same store sales per restaurant increased by 1.7%. Because of the Company’s fiscal calendar, the first quarter of 2010 did not include New Year’s Eve, which is typically one of the highest sales days of the year for the Company, whereas the first quarter of 2009 did include New Year’s Eve. Average weekly same store sales per restaurant for the first quarter of 2010 increased by 3.1% when compared to the same 13-week operating period ended on April 5, 2009 which did not include New Year’s Eve.
  Income before income taxes was $1,081,000 compared to income before income taxes of $447,000 in the first quarter of 2009.
  Income tax expense was $284,000 for the first quarter of 2010 compared to an income tax benefit of $5,000 in the first quarter of 2009.
  Net income was $797,000 compared to net income of $452,000 in the first period of 2009, and earnings per diluted share was $.13 compared to $.07 in the first quarter of 2009.

Commenting on results for the first quarter of fiscal 2010, Lonnie J. Stout II, Chairman, President and CEO, said, “While we realize we have a long way to go in order to return to pre-recession performance levels, we are pleased with our progress for the quarter. Much of our performance improvement was related to the upward trend in same store sales. Sales improvements were broad-based with most of our restaurants posting increases. Performance improvements in some of our newer restaurants also contributed to our overall improvement in results, as did lower general and administrative expenses.”

For the first quarter of 2010, J. Alexander’s Corporation recorded average weekly same store sales per restaurant of $91,400, up from $89,900 in the corresponding quarter a year earlier. The Company’s average weekly sales per restaurant for the first period of 2010 were $90,300, an increase from $88,800 achieved in the first quarter of 2009. Same store sales calculations are based on 31 restaurants open for more than 18 months.

J. Alexander’s Corporation reported an increase of 1.5% in average guest counts on a same store sales basis from the comparable period of 2009. The average guest check, including alcoholic beverage sales for the quarter, rose by less than 1% to $25.23 from approximately $25.00. The effect of menu price increases for the quarter just ended was approximately 0.5% compared to the same period a year earlier.

The Company’s increases in same store sales contributed to lower labor and related costs and other restaurant operating expenses as percentages of net sales during the first quarter of the current year. Total labor and related costs decreased from 33.5% of net sales to 33.1% of net sales. Other restaurant operating expenses decreased to 21.8% of net sales from 22.2% of net sales. Depreciation and amortization of restaurant property and equipment decreased to 3.9% of net sales for the first quarter of 2010 from 4.4% for the first quarter of 2009 primarily because asset impairment charges recorded at the end of 2009 significantly lowered the depreciable basis for the assets of two restaurants.

Cost of sales of 31.5% of net sales for the first quarter of 2010 remained generally in line with cost of sales of 31.4% of net sales in the corresponding quarter of the previous year.

For the first quarter of 2010, J. Alexander’s Corporation’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) increased to 9.6% from 8.6% in the same period of 2009.

General and administrative expenses for the first quarter of 2010 decreased by $187,000, or 8.0%, largely as a result of lower training and relocation costs.

Stout said that consumer confidence remains one of the keys to retail and restaurant sales. “The consumer’s assessment of economic conditions has improved since the fourth quarter of 2009. Confidence levels, while higher, are still fragile. We believe further gains in consumer confidence must be realized before a broad economic recovery will occur.

“I believe restaurants in our industry segment will be among the first to recover,” Stout continued. “It is very difficult to forecast the timeliness of the recovery or how robust it will be. However, as the economy improves, I expect J. Alexander’s to earn more than our fair share of increased visitation and new trial by consumers.” Stout said that March was a particularly strong sales month for J. Alexander’s and that positive sales trends are expected to continue in the second quarter.

J. Alexander’s Corporation operates 33 J. Alexander’s restaurants in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under weak economic conditions, which may continue indefinitely and which could worsen, potentially resulting in additional asset impairment charges and/or restaurant closures and charges associated therewith; fluctuations in the Company’s operating results which could affect compliance with its debt covenants and ability to borrow funds; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in business or economic conditions, including rising food costs and product shortages as well as mandated increases in the minimum wage the Company is required to pay; the effect of higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited in thousands, except per share amounts)

	Quarter Ended
	April 4	March 29
	2010	2009

Net sales	$38,725	$38,065

Costs and expenses:
Cost of sales	12,201	11,953
Restaurant labor and related costs	12,833	12,736
Depreciation and amortization of restaurant property and equipment	1,526	1,668
Other operating expenses	8,456	8,449
Total restaurant operating expenses	35,016	34,806
General and administrative expenses	2,161	2,348
Operating income	1,548	911
Other income (expense):
Interest expense	(486)	(479)
Other, net	19	15
Total other expense	(467)	(464)
Income before income taxes	1,081	447
Income tax (provision) benefit	(284)	5
Net income	$797	$452

Earnings per share:
Basic earnings per share	$.13	$.07
Diluted earnings per share	$.13	$.07

Weighted average number of shares:
Basic earnings per share	5,947	6,755
Diluted earnings per share	5,964	6,759

J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
Percentages of Net Sales (Unaudited)

	Quarter Ended
	April 4	March 29
	2010	2009

Net sales	100.0%	100.0%
Costs and expenses:
Cost of sales	31.5	31.4
Restaurant labor and related costs	33.1	33.5
Depreciation and amortization of restaurant property and equipment	3.9	4.4
Other operating expenses	21.8	22.2
Total restaurant operating expenses	90.4	91.4
General and administrative expenses	5.6	6.2
Operating income	4.0	2.4
Other income (expense):
Interest expense	(1.3)	(1.3)
Other, net	-	-
Total other expense	(1.2)	(1.2)
Income before income taxes	2.8	1.2
Income tax (provision) benefit	(0.7)	-
Net income	2.1%	1.2%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information (1):

Average weekly sales per restaurant	$90,300	$88,800
Percent increase	1.7%

Same store weekly sales per restaurant	$91,400	$89,900
Percent increase	1.7%

(1) Includes the thirty-one restaurants open for more than eighteen months.

J. Alexander's Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited in thousands)

	April 4	January 3
	2010	2010
ASSETS

Current Assets
Cash and cash equivalents	$5,232	$5,613
Other current assets	5,374	6,202
Total current assets	10,606	11,815

Other assets	1,692	1,601
Property and equipment, net	76,903	77,914
Deferred income taxes	152	152
Deferred Charges, net	634	659
	$89,987	$92,141

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$12,347	$15,194
Long-term debt and capital lease obligations	21,372	21,796
Other long-term liabilities	10,104	9,903
Stockholders’ equity	46,164	45,248
	$89,987	$92,141

CONTACT:
J. Alexander’s Corporation
R. Gregory Lewis, 615-269-1900